Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER OF FISCAL YEAR 2024

New Program Wins and Improving Gross Margins
Spokane Valley, WA— August 13, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and fiscal year ended June 29, 2024.
For the fourth quarter of fiscal year 2024, Key Tronic reported total revenue of $125.7 million, compared to $162.6 million in the same period of fiscal year 2023. For the full year of fiscal 2024, total revenue was $559.4 million, compared to $588.1 million for fiscal year 2023.

As previously disclosed, a cybersecurity incident caused disruptions and limited access to portions of the Company’s business applications supporting operations and corporate functions at its Mexico and U.S. sites during the fourth quarter of fiscal 2024. During the disruption of business, Key Tronic continued to pay wages in accordance with statutory requirements. The Company also deployed new IT-related infrastructure and engaged cyber security experts to remediate the incident. As a result, the Company incurred additional expenses of approximately $2.3 million and was unable to fulfill approximately $15 million of revenue during the fourth quarter of fiscal year 2024. Most of these orders are recoverable and are expected to be fulfilled in fiscal year 2025.

Partially offsetting these additional cybersecurity-related expenses was a favorable weakening of the Mexican Peso that began in the latter half of the fourth quarter, decreasing expenses by approximately $0.6 million during the fourth quarter for fiscal year 2024, as well as an insurance gain in the amount of approximately $0.7 million, related to losses incurred from storm damage to the Company’s Arkansas facility in 2022.

Despite the business disruption event, Key Tronic improved its gross margin during Q4, primarily reflecting its workforce reductions in Mexico during the third quarter and the weakening of the Mexican Peso. The Company’s gross margin was 9.0% and operating margin was 2.2% for the fourth quarter of fiscal year 2024, compared to a gross margin of 8.5% and an operating margin of 2.6% on higher revenue in the same period of fiscal year 2023.

Net income was $0.0 million or $0.00 per share for the fourth quarter of fiscal year 2024, compared to net income of $1.1 million or $0.10 per share for the same period of fiscal year 2023. For the full year of fiscal 2024, net loss was $(0.8) million or $(0.07) per share, compared to net income of $5.2 million or $0.48 per share for fiscal year 2023.

Adjusted net income was $1.1 million or $0.10 per share for the fourth quarter of fiscal year 2024, compared to $1.0 million or $0.09 per share for the same period of fiscal year 2023. For the full year of fiscal 2024, adjusted net income was $3.4 million or $0.31 per share, compared to $2.2 million or $0.20 per share for fiscal year 2023. See “Non-GAAP Financial Measures,” below for additional information about adjusted net income and adjusted net income per share.

“Despite the significant business disruption from the cyberattack in the fourth quarter, we have taken the necessary steps to get back to full production and increase our defenses against future attacks. We’re seeing improving operating efficiencies from our recent workforce reductions in Mexico, which we expect will continue to save us more than $10 million annually,” said Brett Larsen, President and Chief Executive Officer. “During the fourth quarter, we continued to expand our customer base, winning new programs involving industrial moving equipment, industrial storage, medical devices and consumer air filtration products.”

“As we move into fiscal 2025, we’re seeing a gradual rebound in our Mexico-based production for higher-volume manufacturing and increased utilization of our US and Vietnam facilities for lower-volume products with higher service level requirements. The strong pipeline of new business underscores the continued trend towards on-shoring and dual sourcing of contract manufacturing. We’re well-positioned for growth and improved profitability in coming periods.”

The financial data presented for the fourth quarter and full year of fiscal 2024 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their audit procedures.
Business Outlook

For the first quarter of fiscal 2025, Key Tronic expects to report revenue in the range of $140 million to $150 million and earnings in the range $0.10 to $0.20 per diluted share. These expected results assume an effective tax rate of 20% in the coming quarter.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-313-209-4906 (Access Code: 2512974). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, including as a result of the impact of the cybersecurity incident, cost savings from workforce reduction, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining, and efficiencies. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the completion of the Company’s investigation regarding the cybersecurity incident, including the possibility that containment and remediation may not be successful; the improper use of exfiltrated information from the cybersecurity incident and related regulatory proceedings or litigation; the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net income and adjusted net income per share. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net income and adjusted net income per share to the most directly comparable GAAP measures, which are GAAP net income and GAAP net income per share.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$125,689	$162,610	$559,396	$588,135
Cost of sales	114,363	148,712	517,364	540,663
Gross profit	11,326	13,898	42,032	47,472
Research, development and engineering expenses	2,135	2,573	8,368	9,735
Selling, general and administrative expenses	7,203	7,363	25,465	25,715
Gain on insurance proceeds, net of losses	(715)	(261)	(1,146)	(4,301)
Total operating expenses	8,623	9,675	32,687	31,149
Operating income	2,703	4,223	9,345	16,323
Interest expense, net	3,173	2,941	11,945	10,023
Income (loss) before income taxes	(470)	1,282	(2,600)	6,300
Income tax (benefit) provision	(507)	220	(1,836)	1,143
Net income (loss)	$37	$1,062	$(764)	$5,157
Net income (loss) per share — Basic	$0.00	$0.10	$(0.07)	$0.48
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net income (loss) per share — Diluted	$0.00	$0.10	$(0.07)	$0.47
Weighted average shares outstanding — Diluted	10,762	10,996	10,762	10,938

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 29, 2024	July 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,752	$3,603
Trade receivables, net of allowance for doubtful accounts of $411 and $23	135,065	150,600
Contract assets	21,272	29,925
Inventories, net	108,997	137,911
Other	25,672	27,510
Total current assets	295,758	349,549
Property, plant and equipment, net	28,806	28,870
Operating lease right-of-use assets, net	15,416	16,202
Other assets:
Deferred income tax asset	16,069	12,254
Other	5,346	11,397
Total other assets	21,415	23,651
Total assets	$361,395	$418,272
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,394	$115,899
Accrued compensation and vacation	6,510	13,351
Current portion of long-term debt	3,123	3,138
Other	15,348	19,578
Total current liabilities	104,375	151,966
Long-term liabilities:
Long-term debt, net	116,382	121,531
Operating lease liabilities	10,312	10,317
Deferred income tax liability	263	274
Other long-term obligations	219	3,567
Total long-term liabilities	127,176	135,689
Total liabilities	231,551	287,655
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,837	47,728
Retained earnings	82,222	82,986
Accumulated other comprehensive income (loss)	(215)	(97)
Total shareholders’ equity	129,844	130,617
Total liabilities and shareholders’ equity	$361,395	$418,272

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
GAAP net income (loss)	37	$1,062	$(764)	$5,157
Cybersecurity expenses	2,340	—	2,340	—
Severance expenses (benefit)	(223)	73	3,846	354
Gain on insurance proceeds (net of losses)	(715)	(261)	(1,146)	(4,301)
Stock-based compensation expense	(54)	76	109	254
Income tax effect of non-GAAP adjustments (1)	(270)	22	(1,030)	739
Adjusted net income:	$1,115	$972	$3,355	$2,203

Adjusted net income (loss) per share — non-GAAP Diluted	$0.10	$0.09	$0.31	$0.20
Weighted average shares outstanding — Diluted	10,762	10,996	10,854	10,938

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the effective GAAP tax rate for the presented periods.